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                                                                       EXHIBIT 5

                               Opinion of Counsel

          SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.
                                     Lawyers
                         2500 First Union Capitol Center
                          Raleigh, North Carolina 27601
                               Phone: 919-821-1220
                                Fax: 919-821-6800

                                  June 25, 2002

Embrex, Inc.
1040 Swabia Court
Durham, NC  27703

Ladies and Gentlemen:

       We are counsel to Embrex, Inc., a North Carolina corporation (the "Company"), in connection with the proposed issuance by the Company of up to 800,000 shares of its common stock, $.01 par value per share (the "Common Stock"), pursuant to the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan, as amended by the Amendment thereto dated May 16, 2002 (the "Plan"). These securities are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), to which this opinion is to be attached as an exhibit. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

       We have examined the Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, the minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and matters of law as we have deemed relevant and necessary for purposes of this opinion. In rendering our opinion, we also have relied on a certificate of an officer of the Company, whom we believe is responsible.

       Based on the foregoing and the additional qualifications below, it is our opinion that the 800,000 shares of Common Stock of the Company that are being registered pursuant to the Registration Statement have been duly authorized, and when duly issued and delivered against payment of the consideration therefor expressed in the applicable resolutions of the Board of Directors or a committee thereof, pursuant to the Plan, such shares will be validly issued, fully paid, and nonassessable.

       The opinion set forth herein is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion set forth herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under
Section 7 of the Act or the regulations promulgated pursuant to the Act.

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       Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

                                             Sincerely yours,



                                             SMITH, ANDERSON, BLOUNT, DORSETT,
                                                    MITCHELL & JERNIGAN, L.L.P.

                                             By:    /s/ Christopher B. Capel
                                                    ------------------------
                                                    Christopher B. Capel